UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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[ ]Preliminary Proxy Statement

[ ]Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]Definitive Proxy Statement

[X]Definitive Additional Materials

[ ]Soliciting Material Pursuant to §240.14a-12

CRYOLIFE, INC.

(Name of Registrant as Specified in Its Charter)

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Explanatory Note

On March 31, 2020, CryoLife, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) for its annual meeting occurring on May 20, 2020 with the Securities and Exchange Commission.  We are providing these supplemental materials to provide certain clarifications to proposal 3 for the approval and funding of a new equity and cash incentive plan (the “2020 ECIP”).  These clarifications are regarding the participants in the 2020 ECIP and the federal income tax consequences to the Company and to participants in the 2020 ECIP.  The Company does not view these clarifications and statements as material to an understanding of proposal 3 included in the Proxy Statement or the 2020 ECIP; we are filing these supplemental materials containing these clarifications and statements for additional completeness.  These supplemental materials add to and do not replace or change our prior disclosure in our Proxy Statement, which is incorporated herein by reference without change.

Certain U.S. Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to the Company and to participants arising from participation in the 2020 ECIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment for participants in the 2020 ECIP may vary on the particular situation of the participant and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, Non-Qualified Options with an exercise price less than the fair market value of shares of common stock on the date of grant (which as of May 13, 2020 was $20.91), and certain other awards that may be granted pursuant to the 2020 ECIP, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder. As of May 13, 2020, the Company had approximately 1,200 employees and eight non-employee directors eligible to participate in the 2020 EICP.  Consultants are eligible to receive awards pursuant to the 2020 EICP, but as the Committee has sole discretion to determine whether such consultants could receive an award, and the Company has not historically granted awards to its consultants, the number of consultants that could receive 2020 EICP awards is not determinable at this time.  To the extent required by applicable securities regulations, the Company will disclose the number and/or category of consultants who receive 2020 EICP awards in the future.

Tax Consequences to Participants

Options. Participants will not realize taxable income upon the grant of a Non-Qualified Option. Upon the exercise of a Non-Qualified Option, a participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the shares of common stock received, over (ii) the exercise price of the award. Subject to the discussion under “Tax Consequences to the Company” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Participants eligible to receive an Option intended to qualify as an Incentive Stock Option (i.e., under Section 422 of the Code) will not recognize taxable income on the grant of an Incentive Stock Option. Upon the exercise of an Incentive Stock Option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the Incentive Stock Option (“ISO Shares”) over the exercise price may increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. Upon the disposition of ISO Shares that have been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the Incentive Stock Option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Shares. However, if a participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the Incentive Stock Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Shares. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Stock Option, unless a participant makes a Disqualifying Disposition of the ISO Shares. If a participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Tax Consequences to the Company

Reasonable Compensation. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2020 ECIP could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Deduction Limitations. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for amounts paid under the 2020 ECIP could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000. Despite this limitation, the Company may determine that it is in the Company’s best interests to grant Awards pursuant to the 2020 ECIP that are not tax deductible to the Company in certain situations.